Exhibit 99.1
International Headquarters
One Enterprise Aliso Viejo, CA 92656
949,461,6000 FAX 949,461,6636
Contact:
Laurie W. Little
Valeant Pharmaceuticals
949-461-6002
laurie.little@valeant.com
VALEANT ANNOUNCES INCREASE TO SECURITIES REPURCHASE PROGRAM
     ALISO VIEJO, Calif., May 28, 2009 — Valeant Pharmaceuticals International (NYSE:VRX) announced today that its board of directors has authorized the repurchase of an additional $300 million of its outstanding convertible debt or common stock under the securities repurchase program approved in October 2008. This repurchase authorization raises the aggregate repurchase authorization to $500 million from $200 million over a period ending May 2011. To date, the Company has repurchased $139 million in total of its convertible debt and its common stock out of the $500 million authorized under the Securities repurchase program.
     Under the securities repurchase program, the Company may repurchase its securities from time to time on the open market, in privately negotiated transactions pursuant to tender offers or otherwise, including pursuant to one or more trading plans, at times and in amounts as the Company deems appropriate. The amount of securities to be purchased and the timing of purchases may be subject to various factors, which may include the price of the securities, general market conditions, corporate and regulatory requirements and alternate investment opportunities. The repurchase program may be modified or discontinued at any time.
About Valeant
     Valeant Pharmaceuticals International (NYSE:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of products primarily in the areas of neurology and dermatology. More information about Valeant can be found at www.valeant.com.
FORWARD-LOOKING STATEMENTS
     This press release contains forward-looking statements, including, but not limited to, statements regarding the securities repurchase program. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to the market conditions, the Company’s ability to execute purchases under the securities repurchase program and other risks and uncertainties as set forth under the caption “Risk Factors” in the Company’s most recent annual or quarterly report filed with the SEC, which factors are incorporated herein by reference. Valeant wishes to caution the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. Valeant also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.
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